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                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                         (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
MARCH 5, 1998                                              CORPORATE DEVELOPMENT
                                                         (405)848-8000, EXT. 257


                     CHESAPEAKE ENERGY CORPORATION ANNOUNCES
                      PRELIMINARY TRANSITION PERIOD RESULTS

OKLAHOMA CITY, OKLAHOMA, MARCH 5, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today reported preliminary financial results for the six-month transition period ended December 31, 1997. Chesapeake has previously announced a change in its year-end from June 30 to December 31. As a result, Chesapeake's transition period results cover only the six months described above and there are no directly comparable prior year results. The company anticipates releasing final results for the transition period in late March.

                     PRODUCTION VOLUMES AND RESERVE AMOUNTS

During the twelve-month period ended December 31, 1997, Chesapeake produced 80 billion cubic feet of gas equivalent (bcfe) for average daily production of 220 million cubic feet of gas equivalent, compared to 70 bcfe produced in the twelve months ended December 31, 1996. For 1998, Chesapeake expects to produce approximately 135 bcfe, assuming the completion of the Hugoton merger by March 15, the DLB merger by April 30, and today's announced acquisition of Texas Panhandle properties from Occidental by May 29, 1998. The closing date for the DLB merger has been rescheduled to April 30 from March 31.

As of December 31, 1997, Chesapeake's estimated proved reserves were 18 million barrels of oil and 339 billion cubic feet of natural gas, or 448 bcfe, an 11% increase from the 403 bcfe of reserves by the company as of June 30, 1997. The company replaced approximately 215% of its 39 bcfe of production during the six-month period between reserve reports. As of December 31, 1997, the present value of the estimated future net revenue attributable to Chesapeake's estimated proved reserves (before income taxes and discounted at 10%) ("SEC PV-10") is expected to be $467 million, using an average price of $17.62 per barrel of oil and $2.29 per Mcf of natural gas.


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If reserves from the DLB, Hugoton, Ranger, Enervest and Occidental transactions were included in the December 31, 1997 report, Chesapeake's estimated proved reserves would have been approximately 1,050 bcfe with an estimated SEC PV-10 value of approximately $1.0 billion.

                     FULL-COST CEILING TEST RESULTS IN LOSS

Chesapeake expects to report a $110 million impairment of oil and gas assets under the ceiling test provisions of full-cost accounting rules which will result in a net loss of approximately $35 million on revenue of approximately $233 million for the six months ended December 31, 1997. The company expects to report operating cash flow for this period of approximately $141 million (including $74 million from the Bayard transaction) on production of approximately 39 bcfe.

Under the rules mandated by the Securities and Exchange Commission, to the extent the carrying cost of a company's oil and gas assets associated with its proved reserves exceeds the discounted present value of its proved reserves, the difference must be recognized as an additional charge against earnings. Because of the steep decline in oil prices and higher finding and drilling costs in the second half of 1997, at year-end Chesapeake's capitalized costs exceeded the discounted present value of its proved reserves, resulting in the impairment. The company's Louisiana properties produce approximately 60% oil and the value associated with those reserves are therefore particularly sensitive to changes in oil prices.

Future full-cost ceiling writedowns could be caused by further declines in oil and/or gas prices, by the accounting adjustments associated with the company's ongoing acquisition strategy, or by downward revisions in reserve estimates. Any such additional writedowns would also be non-cash charges and would result in a decrease in the company's earnings for the period of the writedown and in shareholders' equity, but would increase the company's earnings in periods subsequent to those writedowns because of decreased depletion and depreciation charges.

                               MANAGEMENT COMMENT

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer remarked, "Chesapeake's results in 1997 were a marked departure from those delivered during the prior three years. We are determined to return to the level of success expected by our shareholders and generated by the company prior to this year. We believe our recently announced acquisitions, combined with the company's high-potential exploration projects, provide a bright future for Chesapeake, and that improved results in 1998 will be generated by a revised growth strategy consisting of:

             o focusing on lower-risk development drilling and acquisitions of longer life reserves in the Mid-Continent;
             o continuing to develop our Austin Chalk properties in Texas and
               Lousiana, but at a reduced pace from 1997 and 1996;
             o delivering high impact results from the company's exploration program;



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             o developing a significant Canadian asset base focused on gas reserves;
               and
             o continuing to create innovative joint venture arrangements in existing core areas or in new areas.

We are confident this strategy will deliver significantly improved results to our shareholders in 1998 as we balance our growth potential through drilling with a well-conceived and well-timed acquisitions strategy."

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the fiscal year ended June 30, 1997.




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